SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                                       FORM 15

     Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File ReportsUnder Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                   Commission File Number      1-11007
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                                   TOASTMASTER INC.
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                (Exact name of registrant as specified in its charter)

        1801 NORTH STADIUM BOULEVARD, COLUMBIA, MISSOURI 65202; (573) 445-8666
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        COMMON STOCK, PAR VALUE $.10 PER SHARE
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               (Title of each class of securities covered by this Form)

                                         NONE
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     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)      [X]            Rule 12h-3(b)(1)(ii)     [ ]
          Rule 12g-4(a)(1)(ii)     [ ]            Rule 12h-3(b)(2)(i)      [ ]
          Rule 12g-4(a)(2)(i)      [ ]            Rule 12h-3(b)(2)(ii)     [ ]
          Rule 12g-4(a)(2)(ii)     [ ]            Rule 15d-6               [ ]
          Rule 12h-3(b)(1)(i)      [X]

          Approximate number of holders of record as of the certificate or notice date: One

          Pursuant to the requirements of the Securities Exchange Act of 1934 Toastmaster Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   TOASTMASTER INC.


     DATE: January 11, 1999        By:  /s/ Leonhard Dreimann, President